THE SOMERSET GROUP, INC.                   CONSOLIDATED BALANCE SHEETS
(unaudited)
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
ASSETS                            September 30,  December 31,   September 30,
Current assets                            1996           1995           1995
  Cash and cash equivalents           $587,000     $1,699,000     $1,259,000
  Short term investments             4,636,000      7,194,000      7,042,000
  Trade accounts, notes and other
     receivables, less allowance
    for doubtful accounts              355,000      1,005,000      1,632,000
  Prepaid expenses                      43,000          3,000         10,000
                                    ----------     ----------     ----------
     Total current assets            5,621,000      9,901,000      9,943,000
Investments
  First Indiana Corporation
   (market value of $44,393,000,
   $38,882,000, and $37,750,000)    28,944,000     27,549,000    $26,748,000

Office furniture and equipment         213,000        241,000        241,000
  Less accumulated depreciation         78,000        196,000        193,000
                                    ----------     ----------     ----------
                                       135,000         45,000         48,000
Other assets
  Notes receivable                     748,000        771,000        787,000
  Goodwill, net of accumulated
   amortization                      1,158,000                           ---
  Other                                460,000        460,000        460,000
                                    ----------     ----------     ----------
                                     2,366,000      1,231,000      1,247,000

Total Assets                       $37,066,000    $38,726,000    $37,986,000
                                  ============   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable               $39,000       $221,000       $421,000
  Accrued compensation                  78,000         36,000         32,000
  Taxes, other than income taxes        15,000         15,000         48,000
  Income taxes                          36,000        191,000        211,000
  Other accrued expenses               156,000        334,000        330,000
                                    ----------     ----------     ----------
       Total current liabilities       324,000        797,000      1,042,000
Long-term notes payable - banks                     2,500,000      2,500,000
Deferred income taxes                6,372,000      5,931,000      5,524,000
Shareholders' equity
  Common stock without par value, authorized
   authorized 4,000,000 shares,
   issued 2,286,654 shares           1,829,000      1,829,000      1,829,000
 Capital in excess of stated value   5,021,000      4,986,000      4,986,000
   Unrealized gains (losses) on short-term
    short-term investments, net
    of deferred income taxes           (15,000)        72,000         34,000
  Retained earnings                 25,271,000     24,230,000     23,690,000
                                    32,106,000     31,117,000     30,539,000
  Less 242,532, 245,413, and
  245,413 treasury shares, at cost   1,736,000      1,619,000      1,619,000
                                    ----------     ----------     ----------
       Total shareholders' equity   30,370,000     29,498,000     28,920,000

Total Liabilities and
   Shareholders' Equity            $37,066,000    $38,726,000    $37,986,000
                                  ============   ============   ============
See accompanying Notes to Consolidated Financial Statements.
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